Exhibit 10.7

AMENDMENT TO THE 2017

STOCK OPTION AND INCENTIVE PLAN

The 2017 Stock Option and Incentive Plan (the “Plan”) of ImmuCell Corporation is amended as follows, effective as of June 15, 2022.

1.	The second sentence of Section 5 of Part 1 of the Plan is replaced in its entirety by the following:

The aggregate number of Shares which may be issued pursuant to this Plan shall be six hundred fifty thousand (650,000).

2.	In all other respects, the Plan, as amended above, shall be deemed to be in full force and effect as originally adopted.

Approved by the Compensation and Stock Option Committee on December 23, 2021

Approved by Stockholders on June 15, 2022